EXHIBIT 10.1

GRUBHUB INC. EMPLOYEE SEVERANCE PLAN

Grubhub Inc. (the “Company”) hereby adopts this Grubhub Inc. Employee Severance Plan (the “Plan”), effective as of August 8, 2020 (the “Effective Date”), for the benefit of “Eligible Employees” (as defined below).

The Plan supersedes any and all prior plans, policies or practices, written or oral, with respect to severance pay or benefits, which may have previously applied or been applied to any Eligible Employees. The Company expressly reserves the right at any time, and from time to time, for any reason in the Company’s sole discretion, to change, modify, alter, or amend the Plan in any respect, in whole or in part, and to terminate the Plan in full, with or without providing any advance notice.

The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of “Employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, § 2510.3-2(b).

SECTION 1.DEFINITIONS. As hereinafter used:

1.1	“Board” means the Board of Directors of the Company.

1.2“Cause” means “Cause” (or any term of similar effect) as defined in such Eligible Employee’s employment agreement, offer letter or similar agreement, if such agreement exists and contains a definition of Cause (or term of similar effect), or, if no such agreement exists or such agreement does not contain a definition of Cause (or term of similar effect), then Cause for termination by the Company of the Eligible Employee’s employment will include, but not be limited to: (a) the Eligible Employee’s unauthorized use or disclosure of confidential information or trade secrets of the Company or an affiliate or any material breach of a written agreement between the Eligible Employee and the Company, including without limitation a material breach of any employment, confidentiality, non-compete, non-solicit or similar agreement; (b) the Eligible Employee’s commission of, indictment for or the entry of a plea of guilty or nolo contendere by the Eligible Employee to, a felony under the laws of the United States or any state thereof or any crime involving dishonesty or moral turpitude (or any similar crime in any jurisdiction outside of the United States); (c) the Eligible Employee’s gross negligence or willful misconduct; (d) the Eligible Employee’s willful or repeated failure or refusal to substantially perform assigned duties; (e) any act of fraud, embezzlement, material misappropriation or dishonesty committed by the Eligible Employee against the Company or any affiliate; (f) any acts, omissions or statements by an Eligible Employee which the Company reasonably determines to be materially detrimental or damaging to the reputation, operations, prospects or business relations of the Company; or (g) a material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct.

1.3“Eligible Employee” means any individual who (a) is a full-time employee of the Company (including employees who are on an approved leave of absence), (b) is employed through such employee’s applicable “Separation Date” (as defined below), (c) performed all duties through the applicable Separation Date to the satisfaction of the Company and (d) suffers a “Qualifying Termination of Employment” (as defined below); provided, however, that none of the following individuals are Eligible Employees: (i) any individual who is a member of a collective bargaining unit with respect to which the Company or an affiliate has negotiated with the designated representative thereof and for whom no coverage under this Plan is required by the terms of a collective bargaining agreement; (ii) any individual who is eligible to receive severance benefits under the provisions of any other severance pay plan or contract, including, but not limited to, the Grubhub Inc. Executive Severance Plan (the “Executive Plan”), provided that Tier 3 Participants (as defined in the Executive Plan) shall be Eligible Employees unless such Tier 3 Participants otherwise receive severance benefits pursuant to the Executive Plan in connection with their Qualifying Termination of Employment; (iii) any individual who is on an unapproved leave of absence at any time between the Effective Date and such employee’s applicable Separation Date; (iv) any individual who is employed by any third party that is providing services to the Company; (v) any individual whose pay is reported to the Internal Revenue Service on Form 1099; and (vi) any individual who is treated as an independent contractor or consultant on the books and records of the Company.

1.4“ERISA” means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.5“Plan Administrator” means the Compensation Committee of the Board or such person(s) appointed by the Compensation Committee to administer the Plan.

1.6“Qualifying Termination of Employment” means the termination of an Eligible Employee’s employment without Cause by the Company or any of its affiliates. A Qualifying Termination of Employment shall not include a termination of employment on account of (a) a termination of employment by the Company for Cause, (b) the Eligible Employee’s death or disability or (c) any termination of employment by an Eligible Employee or any abandonment of his or her duties by an Eligible Employee prior to the Separation Date.

1.7	“Release” means the form of release agreement attached as Exhibit A to the Plan.

1.8	“Release Effective Date” means the date upon which the Release becomes effective pursuant to the Release’s terms.

1.9“Salary” means (a) as to salaried Eligible Employees, the final annualized base pay before any salary reduction contributions to any plan or arrangement under Section 125, 132(f), or 401(k) of the Code, divided by fifty-two (52), and (b) as to Eligible Employees paid on an hourly basis, such Eligible Employee’s then current hourly rate of pay multiplied by forty (40). Salary includes earned commissions calculated based on the average of the prior 12-month period (where applicable), but excludes overtime, bonuses, awards, imputed income, extraordinary payments, or other compensation or benefits paid to the Eligible Employee from the Company.

1.10“Separation Date” means the date on which an Eligible Employee incurs a Qualifying Termination of Employment.

SECTION 2.SEVERANCE PAYMENT.

2.1Subject to the provisions of the Plan, and provided that the Release becomes effective pursuant to its terms, an Eligible Employee who experiences a Qualifying Termination of Employment shall be entitled to receive continuation of Salary for a period of two (2) weeks for each full year of service with the Company or an affiliate (calculated as of the Eligible Employee’s first day of employment through and including the Separation Date), with a minimum of two (2) weeks for Eligible Employees with less than one (1) full year of service (or four (4) weeks for Eligible Employees with at least one (1) full year of service) and up to a maximum of twenty-six

(26) weeks, payable in equal installments following the Separation Date, with payments beginning on the first payroll date following the Release Effective Date (“Severance Initiation Date”) and thereafter in accordance with the Company’s normal payroll practice (“Severance Payment”), provided, however, that if the Eligible Employee’s Severance Payment is for eight (8) weeks or less, then the Severance Payment will be payable in a lump sum on the Severance Initiation Date. Any portion of the Severance Payment that would have been payable on a payroll period between the Separation Date and the Severance Initiation Date if the Eligible Employee’s Salary had been continued without interruption will be accumulated and paid on the Severance Initiation Date. In addition, in the event that the Review Period (as such term is defined in the Release), together with any revocation period provided pursuant to the terms of the Release, commences in one calendar year and ends in a second calendar year, the Severance Initiation Date will be the later of the first payroll date of the second calendar year or the Release Effective Date.

2.2Subject to the provisions of the Plan, a non-exempt Eligible Employee who experiences a Qualifying Termination of Employment shall be entitled to receive any accrued but unpaid paid time off as of the Date of Separation, which shall be provided within 30 days following the Separation Date, or such earlier period as required by applicable law. For the avoidance of doubt, Eligible Employees who are classified by the Company as exempt pursuant to the Fair Labor Standards Act (FLSA) shall not be entitled to any payment pursuant to this Section 2.2.

2.3Subject to the provisions of the Plan and provided that the Release becomes effective pursuant to its terms, an Eligible Employee that makes a timely election pursuant to COBRA shall be entitled to receive, during the period for which the Eligible Employee is receiving Severance Payments, the employer-portion of continued coverage for the Eligible Employee and his or her eligible dependents under the Company’s health plans if and in which the Eligible Employee participated immediately prior to the Separation Date or any equivalent plans maintained by the Company in replacement thereof.

2.4No Eligible Employee who incurs a Qualifying Termination of Employment shall be eligible to receive the payments set forth in Sections 2.1 and 2.3 unless he or she first executes the Release, no later than forty-five (45) days following the Separation Date, and, if applicable, during the revocation period pursuant to the terms of the Release; provided that the Eligible Employee may not sign the Release prior to the Separation Date. If the Eligible Employee does not execute, date and return the Release within the required time frame, or if the Release Effective Date does not occur, the Eligible Employee shall not be entitled to any payments under the Plan. An Eligible Employee must comply with the Release at all times.

2.5In the event of an Eligible Employee’s death after the Separation Date, any unpaid portion of the payments in Sections 2.1, 2.2 (if applicable) and 2.3 (in respect of the Eligible Employee’s surviving covered dependents, if any) will be paid to the Eligible Employee’s designated beneficiary (or to the Eligible Employee’s estate if no beneficiary is designated) as if the Eligible Employee had survived under the same terms and conditions provided hereunder.

2.6In order to receive and retain any payments under Sections 2.1 and 2.3, an Eligible Employee must (a) remain in compliance at all times with the terms and conditions of the Release, any policies of the Company or post-employment obligations to the Company or any terms and conditions of any individual employment agreements to which the Eligible Employee is a party; (b) satisfactorily perform his or her duties to the Company through the Separation Date; and (c) return all Company property, and nonpublic, confidential, proprietary or trade secret information of the Company to the Company within five (5) days following the Separation Date.

2.7If the Plan Administrator determines, at any time during or after an Eligible Employee’s employment, that the Eligible Employee has breached any of the covenants set forth in Sections 2.4 and 2.6 of the Plan, the Eligible Employee shall no longer be eligible for any payments or benefits under the Plan and shall be required to repay the Company any amounts received under the Plan, subject to applicable law. Any repayments required under this Section

2.7must be made by the Eligible Employee within ten (10) days following written demand from the Company.

2.8Regardless of the amount of an Eligible Employee’s Severance Payment under the Plan, such benefit will be reduced by any payments required to be paid by the Company to the Participant Eligible Employee under any federal or state law, including without limitation the Worker Adjustment Retraining Notification Act of 1988, as amended, and state law equivalents (except unemployment benefits payable in accordance with state law and payment for accrued but unused paid time off, if applicable).

SECTION 3.PLAN ADMINISTRATION.

3.1The Plan shall be interpreted, administered and operated by the Plan Administrator, which shall have complete authority in its sole discretion subject to the express provisions of the Plan, to determine who shall be eligible for Severance Payment, to interpret the Plan, to prescribe, amend and rescind such rules and regulations relating to the Plan as it shall deem necessary or appropriate, and to make all other determinations necessary or advisable for the administration of the Plan.

3.2The Plan Administrator may delegate any of its duties hereunder to such person(s) from time to time as it may designate.

3.3The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.

3.4In no event shall the Plan Administrator be personally liable for any action, determination or interpretation made in good faith with respect to the Plan. The Plan Administrator shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by the Plan Administrator or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan, unless arising out of the Plan Administrator’s own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the Plan Administrator may have as an officer or director or otherwise under the bylaws of the Company.

SECTION 4.PLAN MODIFICATION OR TERMINATION.

4.1The Plan may be modified or amended by the Board or the Plan Administrator at any time; provided, however (i) no modification or amendment shall be made that would materially impair the rights of an Eligible Employee under the Plan without such Eligible Employee’s consent and (ii) in the event of a Change in Control (as defined in the Grubhub Inc. 2015 Long-Term Incentive Plan), no amendment may adversely affect the rights of any potential Eligible Employee until the first anniversary of the consummation of such Change in Control.

4.2The benefits provided for in the Plan are not vested benefits and the Plan shall not be funded. No Eligible Employee shall have any right to or interest in any assets of the Company or other rights under the Plan.

SECTION 5. CLAIMS PROCEDURE

5.1It shall not be necessary for an Eligible Employee or beneficiary who has become entitled to receive a benefit hereunder to file a claim for such benefit with any person as a condition precedent to receiving a distribution of such benefit. However, any Eligible Employee or beneficiary who believes that he or she has become entitled to a benefit hereunder and who has not received, or commenced receiving, a distribution of such benefit, or who believes that he or she is entitled to a benefit hereunder in excess of the benefit which he or she has received, or commenced receiving, may file a written claim for such benefit with the Plan Administrator within 90 days after he or she allegedly became entitled to receive a distribution of such benefit. Such written claim shall set forth the Eligible Employee’s or beneficiary’s name and address and a statement of the facts and a reference to the pertinent provisions of the Plan upon which such claim is based. The Plan Administrator shall, within 90 days after such written claim is filed, provide the claimant with written notice of its decision with respect to such claim. If such claim is denied in whole or in part, the Plan Administrator shall, in such written notice to the claimant, set forth in a manner calculated to be understood by the claimant the specific reason or reasons for denial; specific references to pertinent provisions of the Plan upon which the denial is based; a description of any additional material or information necessary for the claimant to perfect his or her claim and an explanation of why such material or information is necessary; and an explanation of the provisions for review of claims set below.

5.2An Eligible Employee or beneficiary who has filed a written claim for benefits with the Plan Administrator which has been denied may appeal such denial to the Plan Administrator and receive a full and fair review of his or her claim by filing with the Plan Administrator a written application for review at any time within 60 days after receipt from the Plan Administrator of the written notice of denial of his or her claim provided for in Section 5.1 above. An Eligible Employee or beneficiary who submits a timely written application for review shall be entitled to review any and all documents pertinent to his or her claim and may submit issues and comments to the Plan Administrator in writing. Not later than 60 days after receipt of a written application for review, the Plan Administrator shall give the claimant written notice of its decision on review, which written notice shall set forth in a manner intended to be understood by the claimant specific reasons for its decision and specific references to the pertinent provisions of the Plan upon which the decision is based.

5.3Any act permitted or required to be taken by an Eligible Employee or beneficiary under this Section 5 may be taken for and on behalf of such Eligible Employee or beneficiary by such Eligible Employee’s or beneficiary’s duly authorized representative. Any claim, notice, application or other writing permitted or required to be filed with or given to a party by this Article shall be deemed to have been filed or given when deposited in the U.S. mail, postage prepaid, and properly addressed to the party to whom it is to be given or with whom it is to be filed. Any such claim, notice, application, or other writing deemed filed or given pursuant to the preceding sentence shall in the absence of clear and convincing evidence to the contrary, be deemed to have been received on the fifth (5th) business day following the date upon which it was filed or given. Any such notice, application, or other writing directed to an Eligible Employee or beneficiary shall be deemed properly addressed if directed to the address set forth in the written claim filed by such Eligible Employee or beneficiary.

SECTION 6. GENERAL PROVISIONS.

6.1Nothing in the Plan shall be deemed to give any Eligible Employee the right to be retained in the employ of the Company or any of its affiliates, or to interfere with the right of the Company to discharge him or her at any time and for any reason, with or without notice or Cause.

6.2Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee. When a payment is due under the Plan to an Eligible Employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

6.3If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

6.4The Company intends that the Plan constitute an unfunded “welfare plan” as such term is defined under ERISA. No Eligible Employee, employee of the Company or any other person shall have any rights to or interest in any specific assets or accounts of the Company or any of its affiliates by reason of the Plan. The Plan shall be governed by and construed in accordance with ERISA and all applicable rules and regulations thereunder and to the extent not pre-empted by ERISA, the laws of the State of Illinois.

6.5The Plan shall be effective as of the Effective Date and shall remain in effect unless and until terminated by the Board or the Plan Administrator.

6.6It is intended that the payments and benefits set forth in this Plan are, to the greatest extent possible, exempt from the application of Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and the Plan shall be construed and interpreted accordingly. However, if the Company, or if applicable, the successor entity thereto, determines that all or a portion of the payments and benefits provided under the Plan constitute “deferred compensation” under Section 409A, and that the Eligible Employee is a “specified employee” of the Company, or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the applicable payments shall be delayed until the first payroll date following the sixth (6th) month anniversary of the Eligible Employee’s “separation from service” (as defined under Section 409A), and the Company, or if applicable, the successor entity thereto, shall (A) pay to the Eligible Employee a lump-sum amount equal to the sum of the payments that the Eligible Employee would otherwise have received during such six (6)-month period had no such delay been imposed; and (B) commence paying the balance of the payments in accordance with the applicable payment schedule set forth in the Plan. For purposes of Section 409A, an Eligible Employee’s right to receive any installment payments under the Plan shall be treated as a right to receive a series of separate and distinct payments. Any benefits or reimbursements provided under this Plan shall be determined by reference to the objective and non-discretionary criteria set forth in the applicable Company benefit plans, the benefits, or reimbursements provided during one (1) taxable year to an Eligible Employee will not affect the benefits or reimbursements provided in any other taxable year, and the right to receive benefits or reimbursements is not subject to liquidation or exchange for any other benefit. The Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Eligible Employee on account of noncompliance with Section 409A.

6.7This Plan shall be governed by and construed and interpreted in accordance with the laws of the State of Illinois without giving effect to its conflicts of law principles. Each Eligible Employee agrees that the exclusive forum for any action to enforce this Plan, as well as any action relating to our arising out of this Plan, shall be the state and federal courts of the State of Illinois.